Exhibit 99.2

INVESTOR CONTACT

Rasmus van der Colff

Guidance Software, Inc.

626-768-4607

investorrelations@guidancesoftware.com

Guidance Software Announces CEO Transition

— Barry Plaga appointed Interim CEO

PASADENA, Calif. – November 6, 2014 – Guidance Software, Inc. (NASDAQ: GUID), the World Leader in Digital Investigations™, today announced that Barry Plaga, Chief Financial Officer (CFO) of Guidance Software, has been appointed Interim Chief Executive Officer (CEO). This appointment follows the departure of Victor Limongelli as Guidance Software’s President and CEO and his resignation as a member of the Company’s Board of Directors. All actions were effective on November 5, 2014.

Shawn McCreight, Guidance Software’s Chairman and Chief Technology Officer, said, “We are fortunate to have an exceptional leader in Barry to step into this role on an interim basis. Barry has served as Guidance Software’s Chief Financial Officer for more than 6 years and has a deep understanding of our business, operations and growth strategy. I am extremely confident in his abilities to lead the Comany during this period and ensure a smooth leadership transition for the benefit of all our stakeholders.”

On behalf of the Company’s board of directors, Mr. McCreight said, “During Victor’s tenure, Guidance became a leader in the eDiscovery market and he has positioned the company for ongoing success in the growing cyber security market. We would like to recognize Victor’s decade of contributions to Guidance and thank him for his hard work and dedication.”

Guidance Software’s Board of Directors will initiate formal search processes to identify a permanent CEO and to fill Mr. Limongelli’s vacant board seat. The Board will consider both internal and external cantidates. Mr. Plaga will serve as both CFO and Interim CEO until a permanent CEO is named.

About Guidance Software:

Guidance Software is recognized worldwide as the industry leader in endpoint investigation solutions for security incident response and forensic analysis. Its EnCase® Enterprise platform, deployed on an estimated 22 million endpoints, is used by more than 70 percent of the Fortune 100 and more than 45 percent of the Fortune 500, and numerous government agencies, to conduct digital investigations of servers, laptops, desktops and mobile devices. Built on the EnCase® Enterprise platform are market-leading cybersecurity, IT help desk, and electronic discovery solutions, EnCase® Cybersecurity, EnCase® Analytics, EnCase® Remote Recovery + and EnCase® eDiscovery. They empower organizations to conduct speedy and thorough security incident response, reveal previously hidden advanced persistent threats or malicious insider activity, recover lost files, perform sensitive data discovery for compliance purposes, and respond to litigation discovery requests. For more information about Guidance Software, visit www.encase.com.

EnCase®, EnScript®, FastBloc®, EnCE®, EnCEP®, Guidance Software™,Tableau™, Linked Review™ and EnPoint™ are registered trademarks or trademarks owned by Guidance Software in the United States and other jurisdictions and may not be used without prior written permission. All other trademarks and copyrights referenced in this press release are the property of their respective owners.

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